Exhibit 10.23

PROMISSORY NOTE

U.S.$25,980,000.00	February 8, 2007

FOR VALUED RECEIVED, Global Technology Strategies, Inc., a Delaware corporation (“Maker”), hereby unconditionally promises to pay to the order of Kende Holding kft, a Hungarian corporation, or its assigns (“Payee”), at such place as Payee may from time to time designate by written notice to Maker, in the amounts and at the times and interest rate set forth below, the principal amount of TWENTY-FIVE MILLION NINE HUNDRED EIGHTY THOUSAND Dollars (U.S.$25,980,000).

1. Interest. The outstanding principal amount of this Note shall bear interest at the rate per annum of 8%, based on a 360-day year for the actual number of days elapsed, beginning on the date hereof.

2. Payment. Principal and accrued interest shall be due and payable on the first anniversary of the date hereof or at a later date as agreed by Maker and Payee in which case interest will compound on each anniversary of the date hereof. All amounts are payable in lawful money of the United States and in immediately available funds. Maker’s obligation to make payments hereunder is absolute and unconditional and shall not be subject to any defense, counterclaim, setoff, or other right that Maker may now or hereafter have against Payee or any other person, except as specifically provided herein.

3. Prepayment of Principal. Maker shall be entitled to prepay at any time(s) the outstanding principal balance hereof, in whole or in part, plus accrued interest thereon without premium or penalty. All prepayments shall be applied first to accrued but unpaid interest and then to the last installments of principal to become due.

4. Notices. All necessary notices or other communication given under this Note shall be deemed sufficient if in writing and sent by facsimile with written confirmation of receipt and a copy of the notice sent by overnight courier or if delivered by hand against written receipt therefore, to the parties at the following addresses (or such other address for a party as shall be specified by such party by like notice):

If to Payee to:	Kende Holding kft Zichy Jenö u 4 1066 Budapest, Hungary Attention: Mezei Zsófia

If to Maker:	Global Technology Strategies, Inc. c/o Contego Systems 1667 K Street, NW Suite 210 Washington, DC 20006 Attention: Ronald C. Jones Facsimile: (202) 223-2553

5. Amendment. This Note may not be amended, supplemented or otherwise modified, except by express written consent of Maker and Payee.

6. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be entirely performed therein.

7. Assignment. This Note shall be binding upon and inure to the benefit of Maker and Payee, and their respective successors, assigns, heirs and personal representatives; provided, however, that no obligations of Maker can be assigned without the prior written consent of Payee.

IN WITNESS WHEREOF, Maker hereby executes this Note on the date first above written.

GLOBAL TECHNOLOGY STRATEGIES, INC.

By	/s/ Ronald C. Jones
	Name:	Ronald C. Jones
	Title:	President

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